Exhibit 3.1 Certificate of Amendment
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Lexicon United Incorporated, resolutions were duly adopted setting forth a proposed amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Certificate of incorporation of this corporation be amended by changing the Articles thereof numbered “FIRST & FOURTH” so that, as amended, said Articles shall be read as follows:

FIRST: The name of the Corporation is Accres Holding, Inc.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares, divided into Two Hundred Million (200,000,000) shares of Common Stock with a par value of one tenth of one cent ($0.001) per share (hereinafter called "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock with a par value of one tenth of one cent ($0.001) per share (hereinafter called "Preferred Stock").

The Board of Directors is authorized, subject to limitations prescribed by law and the provision of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the  voting rights, designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)           Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)           Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)           Any other relative rights, preferences and limitations of that series.

Series B Convertible Preferred Stock

1.           Designation and Number of Shares.  There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock,” and the number of shares constituting such series shall be Nine Million (9,000,000) shares.

2.           Conversion Rights.  Each holder of record of shares of the Series B Convertible Preferred Stock shall have the right to convert such holder’s shares of Series B Convertible Preferred Stock into ten sharers of Common Stock, without any further payment therefor.   All Common Stock, which may be issued upon conversion of the Series B Convertible Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

3.           Voting Rights.  Each Series B Preferred Stock shall have the voting rights equal to ten shares of Common Stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of July, 2011.

By /s/Ellie Saltoun
Ellie Saltoun, Chief Executive Officer
and Chairman of the Board